EX-99.23(h)(9)

                 AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

     THIS AMENDMENT (this "Amendment") to the Transfer Agency Services Agreement (the "Agreement") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and each of the undersigned investment companies (each, the "Fund") is made as of August 29, 2007. Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.

     1. SERVICES. In addition to the services set forth in the Agreement, PFPC shall provide to the Fund the "Services" set forth in the attached Schedule A, relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2"), and the Fund will pay to PFPC the fees and charges in respect of such services as set forth in the attached Schedule B. The Fund will enter into agreements with financial intermediaries (collectively, "Financial Intermediaries") under the terms of which such Financial Intermediaries will be instructed to provide data to PFPC pursuant to Rule 22c-2 relating to transactions in the Fund's shares. A form of such notice to be provided by the Fund to each Financial Intermediary is attached as Schedule C. PFPC shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor(s), for any errors or omissions in any data provided to PFPC by any Financial Intermediaries or for compliance by the Fund with SEC Rule 22c-2. PFPC's sole obligation under this
Section 1 shall be to provide the Fund with access to information relating to transactions in the Fund's shares based solely on information provided to PFPC by Financial Intermediaries.

     2. SYSTEMS. In providing the services described in Exhibit A hereto, PFPC may, pursuant to licenses or other agreements (collectively, "Third Party Agreements") with one or more unrelated parties (collectively, "Third Party Providers"), utilize information, data, technology and systems (collectively, "Third Party Systems") licensed or otherwise provided to PFPC by such Third Party Providers. The Fund will not use or disclose any information relating to Third Party Systems.

     3. INDEMNIFICATION. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) arising directly or indirectly from any action or omission to act which PFPC or the Third Party Provider takes or fails to take in connection with the provision of services to the Fund. The Fund further agrees to indemnify PFPC for any damages disruption, disablement, harm, or impediment, in any manner, of the operation of the PFPC systems, or any other associated software, firmware, hardware, or network. PFPC and any of its affiliates shall not be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Amendment. The provisions of this Section 3 shall survive termination of this Amendment.

     4. WARRANTY.

     Each party represents and warrants that its entry into this Amendment is lawful and does not violate any other agreement to which it is a party. PFPC warrants that PFPC will provide the Service in a workmanlike, professional and lawful manner and that the Service shall comply with all applicable laws, regulations, orders and decrees (including, without limitation, securities laws, regulations and decisions). PFPC represents and warrants that it has the right to license and provide the Service as provided in this Amendment. PFPC hereby assigns, and shall assign, to the Fund all warranties, representations and indemnities granted to PFPC by third parties in the Service or any components thereof, and all remedies for breach of such warranties, representations and indemnities.

     5. RESPONSIBILITY OF PFPC.

     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Amendment to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Amendment to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Amendment to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, unless the likelihood of such losses or damages was known by PFPC or its affiliates.

     (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (e) The provisions of this Section 5 shall survive termination of this Amendment.

     6. EFFECTIVE DATE. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                              PFPC INC.

                                              By:   /s/ Michael DeNofrio
                                              Name:  Michael DeNofrio
                                              Title: Executive Vice President,
                                                     Senior Managing Director


                                              JNL Investors Series Trust

                                              By:    /s/ Mark D. Nerud
                                              Name:  Mark D. Nerud
                                              Title: President

                                   SCHEDULE A
                                    SERVICES

o The PFPC 22 c-2 system ("System") is intended to enable the Fund to manage data requests to, and to access and analyze data provided by PFPC, as the transfer agent to the Fund, and Financial Intermediaries as required by SEC Rule 22c-2.

o Pursuant to agreements between the Fund and Financial Intermediaries, Financial Intermediaries will deliver to PFPC, in electronic format, information on transactions effected in Fund shares.

o The Fund may use the System to access data that is provided to PFPC by Financial Intermediaries or that is otherwise available to PFPC through NSCC for Financial Intermediaries that are NSCC members. The Fund may also use the System to request data from non-NSCC members.

o The System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

o PFPC will work with the Fund to develop an implementation program with the objective of launching the System not later than the effective date of SEC Rule 22c-2. The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the Fund's SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary.

o The System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 3-6 weeks. PFPC will provide project oversight and coordination, planning and review. PFPC will also assist the Fund in testing the System and training designated Fund representatives in the use of the System.

o PFPC will consider enhancements and improvements upon request, with fees at rates to be negotiated.

                                   SCHEDULE B
                                FEES AND CHARGES

This Fee Schedule Summary represents the pricing as set forth at date of contract execution.

IMPLEMENTATION FEE:                $10,000 one time fee. (See Exhibit A for implementation services)
-------------------

MONTHLY BASE FEE:                  $3,000 (to begin first day of initial download and this fee shall not be prorated for any partial
-----------------                  months)


TRANSACTION STORAGE FEE:           $275 per month per million transactions (or fraction thereof) stored (will be invoiced monthly)
------------------------


CUSTOMIZED SYSTEM
DEVELOPMENT (IF APPLICABLE):       $250 per hour (will be invoiced as incurred)
----------------------------


TRAINING:                          Training will be completed via various webcast sessions.
---------


NON STANDARD DATA
PROCESSING CHARGE:                 Will be quoted upon request
------------------


OUT OF POCKET EXPENSES:            Will include NSCC data charges per transaction. Out of pocket expenses not detailed above will be invoiced as incurred. Services requested over and above those contained within this Amendment would be evaluated at the time of request.

*Contract will run concurrent with TA agreement

                                   SCHEDULE C

                     NOTIFICATION TO FINANCIAL INTERMEDIARY

The following letter (or a letter in substantially the same form) shall be used by Customer or PFPC to notify each relevant Financial Intermediary that it is to send Shareholder Data to PFPC or PFPC's designee.


To: Financial Intermediary

RE: Compliance with Securities and Exchange Commission Rule 22c-2 under the Investment Act of 1940, as Amended (the "Rule")

This letter is being sent to you (sometimes referred to as "Financial Intermediary") pursuant to and subject to that certain Information Sharing Agreement that has been executed by and between us. This letter relates to and applies to our following Funds for which you are a Financial Intermediary:__________________________ (the "Funds"). Please accept this letter as our authorization for the following:

1. PROVIDING OF SHAREHOLDER DATA. Financial Intermediary shall provide PFPC Inc. ("PFPC") (or its designee), agent of the Funds, such information and take such action, as may be required pursuant to the Rule (the "Shareholder Data"), so as to allow the Funds to comply with the Rule, for the continuing period starting from the date of this notice letter. Financial Intermediary warrants to PFPC and any designee receiving Shareholder Data hereunder that it has the right to transfer and provide such Shareholder Data to PFPC or any designee. Financial Intermediary further agrees to indemnify PFPC or any designee to the extent that a third party claim arises as a result of the distribution of any Shareholder Data consistent with the terms hereunder.

2. FORM AND TIMING OF RESPONSE. Financial Intermediary agrees to transmit electronically (without any cost or charge to the Funds or PFPC Inc. (or its designee)) the requested Shareholder Data to PFPC Inc. or to SunGard Institutional Products Inc. or such other PFPC designee.

3. DEFINITIONS. For purposes of this Letter Agreement:

     A. The term "FUNDS" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

     B. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Financial Intermediary.

     C. The term "SHAREHOLDER" means the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name. [EDITOR'S NOTE: THIS DEFINITION CAN BE TAILORED TO ADDRESS THE TYPE OF SHARES AT ISSUE, E.G., RETIREMENT PLAN PRODUCTS, INSURANCE PRODUCTS, ETC.]


Should you have any questions, please contact the undersigned at _______________ [Insert Phone Number]. The initial transmission of Shareholder Data by you to PFPC (or its designee), as specified herein, shall indicate your agreement with the provisions contained herein.

                                                           Authorized Signature,


                                                         [Insert Name and Title]